Exhibit 99.1

Dorian LPG Ltd. Announces Fourth Quarter and Full Fiscal Year 2022 Financial Results

Stamford, CT –May 26, 2022 – Dorian LPG Ltd. (NYSE: LPG) (the “Company,” “Dorian LPG,” “we,” and “our”), a leading owner and operator of modern very large gas carriers (“VLGCs”), today reported its financial results for the three months and fiscal year ended March 31, 2022.

Highlights for the Fourth Quarter Ended March 31, 2022

◾	Revenues of $79.6 million.

◾	Time charter equivalent (“TCE”)(1) per operating day rate for our fleet of $43,372.

◾	Net income of $35.4 million, or $0.88 earnings per diluted share (“EPS”), and adjusted net income(1) of $24.7 million, or $0.62 adjusted diluted earnings per share (“adjusted EPS”)(1).

◾	Adjusted EBITDA(1) of $54.1 million.

◾	Declared and paid an irregular dividend totaling $40.1 million.
◾	Completed refinancing of Cratis, Copernicus, Chaparral, and Caravelle under separate Japanese financings, resulting in net cash proceeds of over $115 million.

Highlights for the Fiscal Year Ended March 31, 2022

◾	Revenues of $274.2 million.

◾	TCE(1) per operating day rate for our fleet of $34,669.

◾	Net income of $71.9 million, or $1.78 EPS, and adjusted net income(1) of $53.6 million, or $1.33 adjusted EPS(1).

◾	Adjusted EBITDA(1) of $161.1 million.

◾	Declared and paid two irregular dividends totaling $80.5 million.
◾	Completed refinancing of Constellation and Commander under BALCAP Facility, resulting in net cash proceeds of $34.9 million.
◾	Completed the sale of the VLGs Captain Markos NL and Captain Nicholas ML. resulting in cash proceeds, net of fees and commission, of $90.5 million.
◾	ESG commitment – average efficiency ratio ahead of trajectory levels, crew rotations largely returned to pre-pandemic levels, and completed publication of first ESG report.
◾	Repurchased over $20.4 million of our common stock, or approximately 1.5 million shares pursuant to our common share repurchase authorities.

(1)	TCE, adjusted net income, adjusted EPS and adjusted EBITDA are non-GAAP measures. Refer to the reconciliation of revenues to TCE, net income to adjusted net income, EPS to adjusted EPS and net income to adjusted EBITDA included later in this press release.

Key Recent Developments

◾	Declared an irregular dividend of $2.50 per share, totaling $100.3 million and expected to be paid on or about June 2, 2022.

◾	Prepaid $25 million of the 2015 AR Facility in April 2022.

◾	Completed refinancing of Cougar under a Japanese financing, resulting in net cash proceeds of $29.9 million.

John Hadjipateras, Chairman, President and Chief Executive Officer of the Company, commented, “Supported by good market conditions and access to attractive capital, we generated solid results for the quarter and are pleased to pay an additional $2.50 per share dividend, bringing our total returns of capital to shareholders to over $400 million since our IPO. It is right to acknowledge the good work of our people at sea and on shore. Their integrity and professionalism enable us to overcome challenges resulting from the current extraordinary geopolitical situation and ongoing COVID-19 related operational difficulties. As well as in fleet development we invest in the wellbeing of our people and in technologies that enhance performance efficiency and reduce our carbon footprint.”

Fourth Quarter Fiscal Year 2022 Results Summary

Our net income amounted to $35.4 million, or $0.88 per share, for the three months ended March 31, 2022, compared to net income of $44.0 million, or $0.93 per share, for the three months ended March 31, 2021.

Our adjusted net income amounted to $24.7 million, or $0.62 per share, for the three months ended March 31, 2022, compared to adjusted net income of $40.8 million, or $0.86 per share, for the three months ended March 31, 2021. We have adjusted our net income for the three months ended March 31, 2022 for an unrealized gain on derivative instruments of $6.9 million and a gain on disposal of vessels of $3.8 million. We adjusted our net income for the three months ended March 31, 2021 for an unrealized gain on derivative instruments of $3.3 million. Please refer to the reconciliation of net income to adjusted net income, which appears later in this press release.

The $16.1 million decrease in adjusted net income for the three months ended March 31, 2022 compared to the three months ended March 31, 2021 is primarily attributable to (i) a decrease of $20.0 million in revenues and (ii) increases of $2.6 million in interest and finance costs and $0.9 million in charter hire expenses from our chartered-in VLGCs, partially offset by decreases of $4.1 million in general and administrative expenses (prior period was inclusive of a contingent liability and corresponding expense of $4.0 million), $2.9 million in vessel operating expenses, and $1.4 million in depreciation and amortization.

The TCE rate for our fleet was $43,372 for the three months ended March 31, 2022, a 12.3% decrease from the $49,474 TCE rate for the same period in the prior year, as further described in “Revenues” below. Please see footnote 7 to the table in “Financial Information” below for other information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) decreased from 95.3% in the three months ended March 31, 2021 to 89.3% in the three months ended March 31, 2022.

Vessel operating expenses per day decreased to $9,370 during the three months ended March 31, 2022 from $10,198 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters and other revenues earned by our vessels, were $79.6 million for the three months ended March 31, 2022, a decrease of $20.0 million, or 20.1%, from $99.6 million for the three months ended March 31, 2021. The decrease was primarily attributable to a reduction of average freight rates, reduced fleet utilization, and fewer available days. Average TCE rates of $43,372 for the three months ended March 31, 2022 decreased $6,102 from $49,474 for the three months ended March 31, 2021, primarily due to higher bunker prices, partially offset by slightly reduced spot rates. The average price of very low sulfur fuel oil (expressed as U.S. dollars per metric ton), from Singapore and Fujairah increased from $486 during the three months ended March 31, 2021 to $776 during the three months ended March 31, 2022. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $57.104 during the three months ended March 31, 2022 compared to an average of $54.260 for the three months ended March 31, 2021. Fleet utilization decreased from 95.3% during the three months ended March 31, 2021 to 89.3% during the three months ended March 31, 2022. Vessel available days decreased from 2,091 during the three months ended March 31, 2021 to 2,025 during the three months ended March 31, 2022 due to fewer vessels in our fleet after the sales of Captain Markos NL and Captain Nicholas ML.

Charter Hire Expenses

Charter hire expenses for vessels time chartered-in from third parties were $5.4 million for three months ended March 31, 2022 compared to $4.5 million for the three months ended March 31, 2021. The increase of $0.9 million, or  20.6%, was caused by a slightly higher charter rate on the vessel chartered in during October 2021.

Vessel Operating Expenses

Vessel operating expenses were $17.3 million during the three months ended March 31, 2022, or $9,370 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period for the vessels that were in our fleet. This was a decrease of $2.9 million, or 14.4%, from $20.2 million, or $10,198 per vessel per calendar day, for the three months ended March 31, 2021. The decrease in vessel operating expenses was primarily the result of (i) reduced calendar days due to the sale of two VLGCs, (ii) reduced spares and stores of $1.1 million, or $427 per vessel per calendar day, and (iii) a reduction of $0.9 million, or $442 per vessel per calendar day in repairs and maintenance costs.

General and Administrative Expenses

General and administrative expenses were $7.0 million for the three months ended March 31, 2022, a decrease of $4.1 million, or 37.4%, from $11.1 million for the three months ended March 31, 2021. The decrease resulted from the non-recurrence of the recording of a contingent liability of $4.0 million during the three months ended March 31, 2021 related to a disputed claim relating to one of our VLGCs.

Interest and Finance Costs

Interest and finance costs amounted to $8.4 million for the three months ended March 31, 2022, an increase of $2.6 million, or 46.7%, from $5.8 million for the three months ended March 31, 2021. The increase of $2.6 million during the three months ended March 31, 2022 was mainly due to (i) an increase of $2.0 million in amortization of deferred financing fees driven by accelerated amortization related to our refinancings completed during the quarter and (ii) an increase of $0.8 million of interest incurred on our long-term debt, primarily resulting from the payment of certain fees and expenses related to prepayment of amounts incurred in conjunction with the refinancings of four of our VLGCs during the period, partially offset by a decrease in average indebtedness and capitalized interest totaling $0.3 million in the three months ended March 31, 2022. Average indebtedness, excluding deferred financing fees, decreased from $612.8 million for the three months ended March 31, 2021 to $595.4 million for the three months ended March 31, 2022. As of March 31, 2022, the outstanding balance of our long-term debt, excluding deferred financing fees, was $670.0 million.

Unrealized Gain on Derivatives

Unrealized gain on derivatives amounted to approximately $6.9 million for the three months ended March 31, 2022, compared to $3.3 million for the three months ended March 31, 2021. The favorable $3.6 million difference is primarily attributable to an increase in the fair value of our interest rate swaps caused by changes in forward LIBOR yield curves.

Gain on Disposal of Vessels

Gain on disposal of vessels amounted to $3.8 million for the three months ended March 31, 2022 and was attributable to the sale of Captain Nicholas ML. There was no gain on disposal of vessels for the three months ended March 31, 2021.

Fiscal Year 2022 Results Summary

Our net income amounted to $71.9 million, or $1.78 per share, for the year ended March 31, 2022, compared to net income of $92.6 million, or $1.86 per share, for the year ended March 31, 2021.

Our adjusted net income amounted to $53.6 million, or $1.33 per share, for the year ended March 31, 2022, compared to adjusted net income of $85.4 million, or $1.71 per share, for the year ended March 31, 2021. We have adjusted our net income for the year ended March 31, 2022 for an unrealized gain on derivative instruments of $11.1 million and gain on disposal of vessels of $7.3 million. We have adjusted our net income for the year ended March 31, 2021 for an unrealized gain on derivatives of $7.2 million. Please refer to the reconciliation of net income to adjusted net income, which appears later in this press release.

The unfavorable change of $31.8 million in adjusted net income for the year ended March 31, 2022 compared to the year ended March 31, 2021 is primarily attributable to a decrease in revenues of $41.7 million, an increase of $0.9 million in voyage expenses, and $1.9 million of unfavorable changes in other miscellaneous items, partially offset by decreases of $4.0 million in vessel operating expenses, $3.7 million in general and administrative costs (prior year was inclusive of a contingent liability and corresponding expense of $4.0 million), $2.1 million in depreciation and amortization, $1.8 million in charter hire expenses from our chartered-in VLGCs, a favorable change of $1.1 million in realized loss on derivatives.

The TCE rate for our fleet was $34,669 for the year ended March 31, 2022, a 12.5% decrease from the $39,606 TCE rate from the prior year, as further described in “Revenues” below. Please see footnote 7 to the table in “Financial Information” below for other information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) increased from 92.8% in the year ended March 31, 2021 to 94.9% in the year ended March 31, 2022.

Vessel operating expenses per day decreased to $9,538 in the year ended March 31, 2022 from $9,741 in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters and other revenues, net, were $274.2 million for the year ended March 31, 2022, a decrease of $41.7 million, or 13.2%, from $315.9 million for the year ended March 31, 2021. The decrease is primarily attributable to a reduction of average TCE rates partially offset by an increase in fleet utilization. Average TCE rates of $34,669 for the year ended March 31, 2022 decreased $4,937 from $39,606 for the year ended March 31, 2021, primarily due to higher bunker prices along with slightly reduced spot rates. The average price of very low sulfur fuel oil (expressed as U.S. dollars per metric ton), from Singapore and Fujairah increased from $365 during the year ended March 31, 2021 to $609 during the year ended March 31, 2022. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $52.689 during the year ended March 31, 2022 compared to an average of $55.703 for the year ended March 31, 2021. Our fleet utilization increased from 92.8% during the year ended March 31, 2021 to 94.9% during the year ended March 31, 2022.

Charter Hire Expenses

Charter hire expenses for the vessels chartered in from third parties were $16.3 million for the year ended March 31, 2022 compared to $18.1 million for the year ended March 31, 2021. The decrease of $1.8 million, or 10.3%, was mainly caused by a decrease in time chartered-in days from 740 for the year ended March 31, 2021 to 579 for the year ended March 31, 2022, due to the redelivery of one time chartered in vessel during the period, partially offset by a slightly higher charter rate on the vessel chartered in during October 2021.

Vessel Operating Expenses

Vessel operating expenses were $74.2 million during the year ended March 31, 2022, or $9,538 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period for the vessels that were in our fleet. This was a decrease of $4.0 million, or 5.1%, from $78.2 million, or $9,741 per vessel per calendar day, for the year ended March 31, 2021. The decrease in vessel operating expenses was primarily the result of a $2.9 million, or $359 per vessel per calendar day, decrease in non-capitalizable operating expenses related to the drydocking of vessels. Adjusting for the non-capitalizable drydocking costs, vessel operating expenses per vessel per calendar day increased $156 during the year ended March 31, 2022, mainly due to increased COVID-19 related expenses driving an increase in crew wages and related costs, particularly in crew travel and medical costs.

General and Administrative Expenses

General and administrative expenses were $30.2 million for the year ended March 31, 2022, a decrease of $3.7 million, or 10.8%, from $33.9 million for the year ended March 31, 2021. The decrease resulted from the non-recurrence of the recording of a contingent liability of $4.0 million during the year ended March 31, 2021 related to a disputed claim relating to one of our VLGCs.

Interest and Finance Costs

Interest and finance costs amounted to $27.1 million for the year ended March 31, 2022, a decrease of $0.5 million from $27.6 million for the year ended March 31, 2021. The decrease of $0.5 million during the year ended March 31, 2022 was due to (i) a decrease of $1.5 million in interest incurred on our long-term debt, primarily resulting from a decrease in average indebtedness and a reduced margin on the commercial tranche of the 2015 AR Facility due to our Security Leverage Ratio being less than 40%, partially offset by the payment of certain fees and expenses related to prepayment of amounts incurred in conjunction with the refinancings of six of our VLGCs during the period, and (ii) capitalized interest totaling $0.3 million in the year ended March 31, 2022. The decreases were partially offset by an increase of $1.2 million in amortization of deferred financing fees driven by accelerated amortization related to our refinancings completed during the year. Average indebtedness, excluding deferred financing fees, decreased from $633.7 million for the year ended March 31, 2021 to $609.0 million for the year ended March 31, 2022. As of March 31, 2022, the outstanding balance of our long-term debt, excluding deferred financing fees, was $670.0 million.

Unrealized Gain on Derivatives

Unrealized gain on derivatives amounted to $11.1 million for the year ended March 31, 2022 compared to $7.2 million for the year ended March 31, 2021. The favorable $3.9 million difference is primarily attributable a $6.5 million increase in favorable fair value changes to our interest rate swaps resulting from changes in forward LIBOR yield curves and certain of our swaps maturing, partially offset by a decrease of $2.6 million in favorable changes to our FFA positions during the year ended March 31, 2021 that did not recur in the current period.

Realized Loss on Derivatives

Realized loss on derivatives was $3.5 million for the year ended March 31, 2022, compared to $4.6 million for the year ended March 31, 2021. The favorable $1.1 million change is primarily attributable to (i) unfavorable settlements of $0.8 million on our FFA positions during the year ended March 31, 2021 that did not recur in the year ended March 31, 2022, and (ii) a $0.3 million reduction of realized losses on our interest rate swaps.

Gain on Disposal of Vessels

Gain on disposal of vessels amounted to $7.3 million for the year ended March 31, 2022 and was attributable to the sales of Captain Markos NL and Captain Nicholas ML. There was no gain on disposal of vessels for the year ended March 31, 2021.

Fleet

The following table sets forth certain information regarding our fleet as of May 23, 2022. We classify vessel employment as either Time Charter, Pool or Pool-TCO.

	Capacity		Sister		ECO	Scrubber		Charter
	(Cbm)	Shipyard	Ships	Year Built	Vessel(1)	Equipped	Employment	Expiration(2)
Dorian VLGCs
Captain John NP	82,000	Hyundai	A	2007	—	—	Pool(4)	—
Comet	84,000	Hyundai	B	2014	X	X	Pool(4)	—
Corsair(3)	84,000	Hyundai	B	2014	X	X	Time Charter(6)	Q4 2022
Corvette(3)	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Cougar(3)	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Concorde(3)	84,000	Hyundai	B	2015	X	X	Time Charter(7)	Q1 2023
Cobra	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Continental	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Constitution	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Commodore	84,000	Hyundai	B	2015	X	—	Pool-TCO(5)	Q1 2023
Cresques(3)	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Constellation	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Cheyenne	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Clermont	84,000	Hyundai	B	2015	X	X	Pool-TCO(5)	Q1 2023
Cratis(3)	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Chaparral(3)	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Copernicus(3)	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Commander	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Challenger	84,000	Hyundai	B	2015	X	—	Pool-TCO(5)	Q4 2022
Caravelle(3)	84,000	Hyundai	B	2016	X	—	Pool(4)	—
Total	1,678,000

Time chartered-in VLGCs
Future Diamond(8)	80,876	Hyundai		2020	X	X	Pool(4)	—
Astomos Venus(9)	77,367	Mitsubishi		2016	X	—	Pool(4)	—

(1)	Represents vessels with very low revolutions per minute, long-stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Operated pursuant to a bareboat chartering agreement.
(4)	“Pool” indicates that the vessel operates in the Helios Pool on a voyage charter with a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(5)	“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(6)	Currently on a time charter with an oil major that began in November 2019.
(7)	Currently on time charter with a major oil company that began in March 2019.
(8)	Currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2023.
(9)	Currently time chartered-in to our fleet with an expiration during the fourth calendar quarter of 2022.

Market Outlook Update

A major influence on the LPG market during the first calendar quarter of 2022 was the ramifications from the conflict between Russia and Ukraine. The Brent crude oil price rose throughout the quarter reaching, on average, $123 per metric ton in March 2022. Subsequently, all product prices (propane, butane and naphtha) also increased. However, propane and butane’s price compared to crude oil fell both East and West within the first calendar quarter of 2022 from the fourth calendar quarter of 2021.

In NW Europe, propane fell from 70% of Brent in December 2021 to 58% in March 2022 with butane following a similar trend, falling from 86% of Brent in December 2021 to 71% in March 2022. Eastern LPG prices followed a similar trend with propane prices, compared to Brent, falling from an average of 80% in the fourth calendar quarter of 2021 to 67% in the first calendar quarter of 2022 and butane declining from 88% of Brent in fourth calendar quarter of 2021 to 77% vs Brent in the first calendar quarter of 2022.

Naphtha prices continued to rise during the quarter, resulting in the propane-naphtha spread in NW Europe widening from negative $64 per metric ton in January 2022 to negative $108 metric ton in February 2022 and widening further in March to negative $139 per metric ton. Overall, the propane-naphtha spread in NW Europe widened from an average of plus $26 per metric ton in the fourth calendar quarter of 2021 to negative $103 per metric ton in the first calendar quarter of 2022.

With widening propane-naphtha spreads, propane was advantageous compared to naphtha for the production of ethylene via steam crackers in the Far East and NW Europe. However, margins continued to remain under pressure. Naphtha was showing negative margins by the end of the quarter in NW Europe and consistently negative margins in the Far East. For propane as a feedstock, margins in NW Europe fell throughout the quarter from $652 per metric ton in January 2022 to $424 per metric ton in February 2022 and settling around $399 per metric ton in March 2022.

In the East, on average, margins were around negative $260 per metric ton for the production of ethylene utilising naphtha and negative $47 per metric ton for propane. Throughout the quarter, margins for propane as a feedstock in Far Eastern steam crackers improved and turned positive in February and March 2022. However, with margins under pressure, operating rates in some petrochemical plants were lowered or maintenance was brought forward. This highlights the sensitivity of the market to downstream olefin and polyolefin dynamics. This was also true for Far Eastern PDH plants, which despite improved margins in the first calendar quarter of 2022 compared to the first calendar quarter of 2021, remained under pressure rising from an average of negative $11 per metric ton in the fourth calendar quarter of 2021 to $46 per metric ton on average in the first calendar quarter of 2022. New capacity that was expected to come on-stream in the first calendar quarter of 2022 was delayed.

The Baltic VLGC index averaged around $57 per metric ton in the first calendar quarter of 2022, $2 per metric ton below the performance of the Baltic Index as of the fourth calendar quarter of 2021.

Currently the VLGC orderbook stands at approximately 20% of the current global fleet. An additional 67 VLGCs equivalent to roughly 6.0 million cbm of carrying capacity are expected to be added to the global fleet by the end of calendar year 2024. The average age of the global fleet is now approximately 10.6 years old.

The above market outlook update is based on information, data and estimates derived from industry sources, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export volumes, the VLGC orderbook or other market indicators will materialize. This information, data and estimates involve a number of assumptions and limitations, are subject to risks and uncertainties, and are subject to change based on various factors. You are cautioned not to give undue weight to such information, data and estimates. We have not independently verified any third-party information or verified that more recent information is not available.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The LPG shipping market historically has been stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in the quarters ending June 30 and September 30 and relatively weaker during the quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth these short-term fluctuations and recent LPG shipping market activity has not yielded the expected seasonal results. To the extent any of our time charters expire during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition and operating results.

Financial Information

The following table presents our selected financial data (unaudited) and other information for the periods presented:

	Three months ended		Year ended
(in U.S. dollars, except fleet data)	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
Statement of Operations Data
Revenues	$79,584,070	$99,584,187	$274,221,448	$315,938,812
Expenses			.	.
Voyage expenses	1,123,961	983,132	4,324,712	3,409,650
Charter hire expenses	5,436,588	4,509,000	16,265,638	18,135,580
Vessel operating expenses	17,288,164	20,192,311	74,204,218	78,219,869
Depreciation and amortization	15,660,878	17,115,902	66,432,115	68,462,476
General and administrative expenses	6,968,750	11,126,687	30,226,739	33,890,999
Total expenses	46,478,341	53,927,032	191,453,422	202,118,574
Gain on disposal of vessels	3,790,687	—	7,256,897	—
Other income—related parties	580,387	633,440	2,374,050	2,279,454
Operating income	37,476,803	46,290,595	92,398,973	116,099,692
Other income/(expenses)
Interest and finance costs	(8,447,683)	(5,756,551)	(27,067,395)	(27,596,124)
Interest income	67,887	152,083	347,082	421,464
Unrealized gain on derivatives	6,862,405	3,250,466	11,067,870	7,202,880
Realized loss on derivatives	(736,106)	(871,118)	(3,450,443)	(4,568,033)
Other gain/(loss), net	159,924	967,959	(1,361,069)	1,004,774
Total other income/(expenses), net	(2,093,573)	(2,257,161)	(20,463,955)	(23,535,039)
Net income	$35,383,230	$44,033,434	$71,935,018	$92,564,653
Earnings per common share—basic	0.89	0.93	1.79	1.86
Earnings per common share—diluted	$0.88	$0.93	$1.78	1.86
Financial Data
Adjusted EBITDA(1)	$54,081,570	$65,015,047	$161,149,380	$188,555,935
Fleet Data
Calendar days(2)	1,845	1,980	7,780	8,030
Time chartered-in days(3)	180	180	579	740
Available days(4)	2,025	2,091	8,201	8,505
Operating days(5)(8)	1,809	1,993	7,785	7,891
Fleet utilization(6)(8)	89.3%	95.3%	94.9%	92.8%
Average Daily Results
Time charter equivalent rate(7)(8)	$43,372	$49,474	$34,669	$39,606
Daily vessel operating expenses(9)	$9,370	$10,198	$9,538	$9,741

(1)	Adjusted EBITDA is an unaudited non-U.S. GAAP financial measure and represents net income before interest and finance costs, unrealized (gain)/loss on derivatives, realized (gain)/loss on interest rate swaps, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income. Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation (unaudited) of net income to Adjusted EBITDA for the periods presented:

	Three months ended		Year ended
(in U.S. dollars)	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
Net income	$35,383,230	$44,033,434	$71,935,018	$92,564,653
Interest and finance costs	8,447,683	5,756,551	27,067,395	27,596,124
Unrealized gain on derivatives	(6,862,405)	(3,250,466)	(11,067,870)	(7,202,880)
Realized loss on interest rate swaps	736,106	871,118	3,450,443	3,779,363
Stock-based compensation expense	716,078	488,508	3,332,279	3,356,199
Depreciation and amortization	15,660,878	17,115,902	66,432,115	68,462,476
Adjusted EBITDA	$54,081,570	$65,015,047	$161,149,380	$188,555,935

(2)	We define calendar days as the total number of days in a period during which each vessel in our fleet was owned or operated pursuant to a bareboat charter. Calendar days are an indicator of the size of the fleet over a period and affect the amount of expenses that are recorded during that period.

(3)	We define time chartered-in days as the aggregate number of days in a period during which we time chartered-in vessels from third parties. Time chartered-in days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of charter hire expenses that are recorded during that period.

(4)	We define available days as the sum of calendar days and time chartered-in days (collectively representing our commercially-managed vessels) less aggregate off hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(5)	We define operating days as available days less the aggregate number of days that the commercially-managed vessels in our fleet are off‑hire for any reason other than scheduled maintenance. We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 8 below).

(6)	We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non-scheduled off hire days would reduce our operating days, and, therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(7)	Time charter equivalent rate, or TCE rate, is a non-U.S. GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies.

The following table sets forth a reconciliation (unaudited) of revenues to TCE rate for the periods presented:

	Three months ended		Year ended
(in U.S. dollars, except operating days)	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
Numerator:
Revenues	$79,584,070	$99,584,187	$274,221,448	$315,938,812
Voyage expenses	(1,123,961)	(983,132)	(4,324,712)	(3,409,650)
Time charter equivalent	$78,460,109	$98,601,055	$269,896,736	$312,529,162

Pool adjustment*	—	(109,084)	(2,978)	5,579,857
Time charter equivalent excluding pool adjustment*	$78,460,109	$98,491,971	$269,893,758	$318,109,019

Denominator:
Operating days	1,809	1,993	7,785	7,891
TCE rate:
Time charter equivalent rate	$43,372	$49,474	$34,669	$39,606
TCE rate excluding pool adjustment*	$43,372	$49,419	$34,668	$40,313

* Adjusted for the effect of a reallocation of pool profits in accordance with the pool participation agreements due to adjustments related to speed and consumption performance of the vessels operating in the Helios Pool.

(8)	We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool, or the Company Methodology. If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter, or the Alternate Methodology, our operating days and fleet utilization would be increased with a corresponding reduction to our TCE rate. Operating data (unaudited) using both methodologies is as follows:

	Three months ended		Year ended
	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
Company Methodology:
Operating Days	1,809	1,993	7,785	7,891
Fleet Utilization	89.3%	95.3%	94.9%	92.8%
Time charter equivalent rate	$43,372	$49,474	$34,669	$39,606

Alternate Methodology:
Operating Days	2,020	2,091	8,193	8,505
Fleet Utilization	99.8%	100.0%	99.9%	100.0%
Time charter equivalent rate	$38,842	$47,155	$32,942	$36,747

We believe that Our Methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(9)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with U.S. GAAP, we provide adjusted net income and adjusted EPS. We believe that adjusted net income and adjusted EPS are useful to investors in understanding our underlying performance and business trends.  Adjusted net income and adjusted EPS are not a measurement of financial performance or liquidity under U.S. GAAP; therefore, these non-U.S. GAAP financial measures should not be considered as an alternative or substitute for U.S. GAAP. The following table reconciles (unaudited) net income and EPS to adjusted net income and adjusted EPS, respectively, for the periods presented:

	Three months ended		Year ended
(in U.S. dollars, except share data)	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
Net income	$35,383,230	$44,033,434	$71,935,018	$92,564,653
Unrealized gain on derivatives	(6,862,405)	(3,250,466)	(11,067,870)	(7,202,880)
Gain on disposal of vessels	(3,790,687)	—	(7,256,897)	—
Adjusted net income	$24,730,138	$40,782,968	$53,610,251	$85,361,773

Earnings per common share—diluted	$0.88	$0.93	$1.78	$1.86
Unrealized gain on derivatives	(0.17)	(0.07)	(0.27)	(0.15)
Gain on disposal of vessels	(0.09)	—	(0.18)	—
Adjusted earnings per common share—diluted	$0.62	$0.86	$1.33	$1.71

The following table presents our unaudited balance sheets as of the dates presented:

	As of	As of
	March 31, 2022	March 31, 2021
Assets
Current assets
Cash and cash equivalents	$236,758,927	$79,330,007
Restricted cash—current	—	5,315,951
Trade receivables, net and accrued revenues	853,060	202,221
Due from related parties	57,782,831	56,191,375
Inventories	2,266,351	2,007,464
Prepaid expenses and other current assets	10,232,083	10,296,229
Total current assets	307,893,252	153,343,247
Fixed assets
Vessels, net	1,238,061,690	1,377,028,255
Vessel under construction	16,401,532	—
Other fixed assets, net	54,101	148,836
Total fixed assets	1,254,517,323	1,377,177,091
Other non-current assets
Deferred charges, net	9,839,000	10,158,202
Derivative instruments	6,512,479	—
Due from related parties—non-current	19,800,000	23,100,000
Restricted cash—non-current	77,987	81,241
Operating lease right-of-use assets	8,087,014	17,672,227
Other non-current assets	635,038	82,837
Total assets	$1,607,362,093	$1,581,614,845
Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$9,541,131	$9,831,328
Accrued expenses	3,801,448	8,765,264
Due to related parties	37,433	117,803
Deferred income	813,967	853,983
Derivative instruments	—	1,100,529
Current portion of long-term operating lease liabilities	8,073,364	9,591,447
Current portion of long-term debt	72,075,571	51,820,283
Dividends payable	494,180	—
Total current liabilities	94,837,094	82,080,637
Long-term liabilities
Long-term debt—net of current portion and deferred financing fees	590,687,387	539,651,761
Long-term operating lease liabilities	—	8,080,995
Derivative instruments	—	3,454,862
Other long-term liabilities	1,686,197	1,521,260
Total long-term liabilities	592,373,584	552,708,878
Total liabilities	687,210,678	634,789,515
Commitments and contingencies
Shareholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued nor outstanding	—	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 51,321,695 and 51,071,409 shares issued, 40,185,042 and 41,493,275 shares outstanding (net of treasury stock), as of March 31, 2022 and March 31, 2021, respectively	513,217	510,715
Additional paid-in-capital	760,105,994	756,776,217
Treasury stock, at cost; 11,136,653 and 9,578,134 shares as of March 31, 2022 and March 31, 2021, respectively	(121,226,936)	(99,862,114)
Retained earnings	280,759,140	289,400,512
Total shareholders’ equity	920,151,415	946,825,330
Total liabilities and shareholders’ equity	$1,607,362,093	$1,581,614,845

Conference Call

A conference call to discuss the results will be held today, May 26, 2022 at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-877-407-9716, or for international callers, 1-201-493-6779, and requesting to be joined into the Dorian LPG call. A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The pass code for the replay is 13730154. The replay will be available until June 2, 2022 at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor section at www.dorianlpg.com. The information on our website does not form a part of and is not incorporated by reference into this press release.

About Dorian LPG Ltd.

Dorian is a leading owner and operator of 22 modern and ECO VLGCs and has offices in Stamford, Connecticut, USA; Copenhagen, Denmark; and Athens, Greece.

Visit our website at www.dorianlpg.com. Information on the Company’s website does not constitute a part of and is not incorporated by reference into this press release.

Forward-Looking Statements

This press release contains “forward-looking statements.” Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “forecasts,” “may,” “will,” “should” and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company’s current expectations and observations regarding future results, many of which, by their nature are inherently uncertain and outside of the Company’s control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

For further information:

Dorian LPG Ltd.

Ted Young

Chief Financial Officer

(203) 674-9900

IR@dorianlpg.com

Source: Dorian LPG Ltd.